Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 27, 2006
Registration File No. 333-134196
Registration File No. 333-137590

SMHLG Global Fund No. 9 USD/EUR/AUD Aussie RMBS *PRICED/CS BILLS & DELIVERS*
Jt Lead Mgrs: CS/Soc Gen Co Mgr: ABN Amro (A1 & A2) ***100% POT***
Class	Size (Ccy)	Ratings (S/M/F)	WAL	Window	Bench	Levels	DollarPX
============== A1 (SEC Registered)============= A1 & A2 (ISE Listed)=================
A1	USD1340mm	AAA/Aaa/AAA	2.62	11/06-08/12	3mLibor	+6bps	100-00
A2	EUR 450mm	AAA/Aaa/AAA	2.62	11/06-08/12	3mEuribor	+8bps	100-00
A3	AUD 406mm	AAA/Aaa/AAA	2.55	11/06-08/12	1mBBSW	+16A bps	*NOT PXD*
B	AUD 57mm	AA/Aa2/AA	5.83	11/06-08/12	3mBBSW	**Subject**
=========================PRICED/CS BILLS & DELIVERS=========================
Synd: Class A1 & A2: Jnt Lead: CS/SG, Co: ABN
Class A3: Jnt Lead: CS/NAB, Co: MBL
Class B: Sole lead: CS
Settlement: 11 October 2006 First Payment: 9 November 2006

Disclaimer:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

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